UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Nikky D. Corporation
----------------------------------------------------------------------
             (Name of small business issuer in its charter)

       Delaware                       8741                    86-0772226
-----------------------  ----------------------------  ---------------------
(State or jurisdiction  (Primary Standard Industrial       (IRS Employer
 of incorporation or     Classification Code Number)    Identification No.)
 organization)

         8100 West Sahara Ave., Suite 200, Las Vegas, Nevada 89117
                             (702) 966-0600
----------------------------------------------------------------------------
(Address and telephone number of principal executive offices)

              21041 North 61st Street Dr., Glendale, Arizona 85308
-----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

              Shogun Investment Group, Resident Agent
         8100 West Sahara Ave., Suite 200, Las Vegas, Nevada 89117
                           (702) 966-0600
-----------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
------------------------------------------------------

CALCULATION OF REGISTRATION FEE
=============================================================================

                                   Proposed       Proposed        Amount of
Title of Each        Amount of     Maximum        Maximum         Registration
Class of Securities  Shares to be  Offering Price  Aggregate         Fee
to Be Registered     Registered    Per Share      Offering Price (1)    (1)
-----------------------------------------------------------------------------
Common Stock,
 $.001 par value     2,000,000     $     .10      $ 200,000      $  18.40
-----------------------------------------------------------------------------

TOTAL                                             $ 200,000      $  18.40
-----------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                Part I. Information Required in Prospectus
                ========================================
                           SELLING STOCKHOLDER

                         PRELIMINARY PROSPECTUS

                            Dated May 31, 2002

SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
     Subject to completion_____________, 2002

No Minimum / $200,000 Maximum


                       NIKKY D. CORPORATION

                 2,000,000 Shares of Common Stock

All of the shares registered are being offered by the selling shareholders named in this prospectus. See the section entitled "Selling Shareholders." The shares were acquired by the selling shareholders directly from us in private transactions exempt from registration with the SEC pursuant to Section 4(2). (See the section entitled "Description of Securities.") We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

Prior to the date hereof, there has been no trading market for the Common Shares. We have filed for quotation of our securities on the NASD Over-The-Counter Bulletin Board (OTCBB). There can be no assurance that the Common Shares will ever be quoted that an active trading and/or a liquid market will ever develop or, if developed that it will be maintained.

------------------------------------------------------------------------------

This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. In addition, investment in our shares is suitable only for those persons who do not need liquidity and are willing to accept substantial restrictions on the transfer of their shares.

Please see "Risk Factors" on pages 2 - 6 to read about factors you should consider carefully before buying our shares.

-----------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This is a best efforts offering, with no minimum amount, to be made by the officers and directors of Nikky D. Corporation. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. No arrangements have been made to place funds in escrow, trust or any similar account. Funds will be immediately available to Nikky D. Corporation. The offering will be held open for 180 days following the effective date of the prospectus.

                        ------------------------
                          PRICE $.10 PER SHARE
                        ------------------------


              Price to Public        Commissions        Proceeds to Company

Per Share     $.10                    -0-                $ -0-

Minimum        -0-                    -0-                  -0-
Maximum       $200,000                -0-                $ -0-





The date of this prospectus is ____________, 2002.

TABLE OF CONTENTS
-----------------

Heading                                                       Page
-------                                                      ------

Preliminary Information                                         1-5

Prospectus Summary                                              6

Risk Factors Related to Nikky D. Corporation                    7

  We Have a Limited Operating History                           7

  We Have Realized Minimal Net Profits From Operations          8

  We Need Additional Capital; Our Auditor Has
  Expressed a Going Concern Qualification                       8

  We Currently Have Only One Customer and Limited
  Services                                                      8

  We Are Dependent upon Management Whose Experience and/or
  Time Commitment Is Limited                                    8

  Our Management May Be Subject to Conflicts of Interest.       8

  We Will Be Subject to Intense Competition and at a Competitive
  Disadvantage                                                  9

  We Have No Marketing Organization and Our Marketing Capability
  Is Limited                                                    9

  We May Encounter Unforeseen Costs in the Management Services
  Business                                                      10

Risk Factors Related to the Offering                            10

  There Is No Public Market for Our Common Stock                10

  If Our Stock Price Drops Significantly, We May Become
  Subject To Securities Litigation That Would Result In
  A Harmful Diversion of Our Resources                          10

  State Blue Sky Regulations May Make It Difficult for You to
  Resell Our Stock                                              10

  Our Common Stock Currently Is and May Continue To Be
  Subject To Additional Regulations Applicable To Lower
  Priced Securities                                             11

  This Prospectus Contains Forward-Looking Statements           11

-------------------------

Use Of Proceeds                                                 11

Determination of Offering Price and Additional Information      11

Dilution                                                        11

Dividend Policy                                                 11

Selling Security Holders                                        11-14

Plan of Distribution                                            14

Legal Proceedings                                               15

Directors, Executive Officers, Promoters And Control Persons    15

Security Ownership Of Certain Beneficial Owners And Management  17

Description of Securities                                       17

Interest of Named Experts and Counsel                           18

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities                                      19

Organization Within Last Five Years                             19

Description of Business                                         20

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                       23

Description of Property                                         24

Certain Relationships and Related Transactions                  24

Market for Common Stock and Related Stockholder Matters         24

Executive Compensation                                          25

Financial Statements                                            25

Changes In and Disagreements With Accountants on Accounting
And Financial Disclosure                                        35

Index To Financial Statements                                   35

                           PROSPECTUS SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.



                          NIKKY D. CORPORATION


Nikky D. Corporation provides integrated management services for automotive service stations, dealerships, and convenience stores. Its management services include:

o hiring and training of managerial staff ranging from general managers to cashiers and attendants;

o general site management and employee retention;

o training employees to use computer equipment for full service station operations, including credit card and lottery sales transactions;

o general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

Our executive offices are located at 8100 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89117, and our telephone and facsimile numbers, respectively, are (702) 966-0600 and (702) 221-0376.



THE OFFERING


Securities
Being Offered              Up to 2,000,000 shares of common stock.
                           See section entitled "Description of Securities".

Securities Issued
and to be Issued           2,000,000 shares of common stock were issued
                           and outstanding as of the date of this
                           prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. See section entitled
                           "Description of Securities".

Use of Proceeds            We will not receive any proceeds from the
                           sale of the common stock by the selling
                           Shareholders. See section entitled "Use of Proceeds"



SUMMARY FINANCIAL INFORMATION


The following is a summary of our financial information and is qualified in its entirety by our audited financial statements.

                                                As of
                                 Dec. 31, 2001         Dec. 31, 2000
                                 --------------        ---------------

Balance Sheet Data

Total Assets...................... $8,505                  $44,212


Common Stock......................  2,000                    2,000

Paid-in Capital...................      0                        0

Retained Earnings
(Accumulated Deficit)              (1,348)                  19,589
                                   -------                  ------
Total
Shareholders' equity..............   $652                  $21,589



RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide whether to buy our shares. Should any one or more of these risks actually materialize the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.


Risk Factors Related to Nikky D. Corporation
--------------------------------------------
1. We Have a Limited Operating History.

Nikky D. Corporation is newly re-organized, with limited revenues from its new operations and limited assets. Currently, our operations are based solely on the management contract between Nikky D. Corporation and Fernando's Mobil Station, located in Phoenix, Arizona. If this management agreement between Nikky D. Corporation and Fernando's Mobil Station ceases, we will have no operations until we acquire additional management contracts with other automotive service stations, dealerships, and/or convenience stores. There is no assurance that we will be successful in obtaining additional clients in the future.

Further, we will be subject to many of the risks common to enterprises with limited operations, including under-capitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. Purchasers of shares of common stock in this offering will have no opportunity to evaluate, or have a voice in the determination of, the selection of customers or fees charged for our proposed services.

2. We Have Realized Minimal Net Profits From Operations.

We currently operate with minimal net profits, but a cash flow deficit due to limited assets and financial resources. As of December 31, 2001, our cash flow was not sufficient to cover our expenses. Shortfalls have been covered by advances from parties related by common ownership or management. We will continue to operate at a cash flow deficit until receipts from Nikky D. Corporation's management agreement with Fernando's Mobil Station are collected on a current basis and/or we acquire additional management contracts with other clients. There can be no assurance that we will achieve positive cash flow operations in the future.

3. We Need Additional Capital; Our Auditor Has Expressed a Going Concern Qualification.

We do not anticipate the receipt of significant profits until we acquire additional management contracts with more clients. Our independent auditor has expressed this as a "going concern" qualification in the Independent Auditor's Report on, and footnotes to, Nikky D. Corporation's financial statements. In addition, we may incur significant unanticipated expenditures that deplete our capital at a more rapid rate because of, among other things, our limited resources and lack of customer base and market recognition. Because of these and other factors, management is presently unable to predict any additional costs that might be incurred by us beyond those currently contemplated to obtain additional financing and acquire additional clients.

4. We Currently Have Only One Customer and Limited Services.

Currently, our operations are based solely on the management contract between Nikky D. Corporation and Fernando's Mobil Station, located in Phoenix, Arizona. We have no arrangement, agreement or understanding to provide management services for any other customer at the present time and we have only limited services available currently.

There can be no assurance that we will acquire the funding necessary to fully implement our business plan. We are dependent on the efforts of our management to obtain the funding necessary in order to continue and expand our operations on a competitive basis.

5. We Are Dependent upon Management Whose Experience and/or Time Commitment Is Limited.

We will be dependent upon our executive officers and directors, who do not receive monetary compensation currently or in the foreseeable future. The loss of the services of any of these individuals could be expected to have a material adverse effect on us. Currently, the Company has five (5) full-time employees and one (1) part-time employee.

For the foreseeable future, we have no plans to employ any other personnel except a staff of research and management development specialists. Accordingly, until such time, if ever, as we are successful in attracting and employing capable personnel in all aspects of the management business, we intend to rely upon the judgment and conclusions of our current management.

6. Our Management May Be Subject to Conflicts of Interest.

Our officers and directors are currently, or may in the future become associated in various capacities with other companies involved in a range of business activities. Accordingly, potential or continuing conflicts of interest may be inherent in their acting as our executive officers and directors. In addition, our executive officers, directors and/or controlling shareholders are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with Nikky D. Corporation.

Mr. Jose Fernando Garcia owns 50% Fernando's Mobil Station, and is a major stockholder of Nikky D. Corporation. His sister, Ms. Maria Victoria Melgar, is a major stockholder of Nikky D. Corporation and a 50% owner of Fernando's Mobil Station as well. Therefore, the management agreement between Nikky D. Corporation and Fernando's Mobil Station is not at arm's-length, and potential conflicts of interest may arise in the future. Existing and potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by management and control persons in other business entities and in transactions with Nikky D. Corporation.

7. We Will Be Subject to Intense Competition and at a Competitive
Disadvantage.

Nikky D. operates in the highly competitive management services industry. As a business in its development stage, the Company faces competition from older existing companies with considerably more financial and business related sources. Such competition may have an adverse effect on Nikky D. Corporation's profitability.

For the foreseeable future, we are expected to be an insignificant participant in the management services industry. Nearly all existing companies providing management services are substantially larger and have more substantial operating histories and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. We expect to face strong competition from such well-established companies and small independent companies like ourselves. Our target market will be the smaller company.

Accordingly, we expect to compete on the basis of price (or the value to the customer of the services performed) and, to a lesser extent, on the basis of our reputation among customers as a quality provider of management services and our locality of operation. However, our opportunity to obtain customers may be limited by our financial resources and other assets. Consequently, we will be at a competitive disadvantage in obtaining the facilities, employees, financing and other resources required to provide the superior, highly customized management services and solutions demanded by customers. We expect to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of such advances.

8. We Have No Marketing Organization and Our Marketing Capability Is Limited.

Our success depends in large part upon our ability to identify and adequately penetrate the markets for our management services. As compared to Nikky D. Corporation, which lacks the financial personnel and other resources required to compete with its larger, better-financed competitors, virtually all of our competitors have much larger budgets for marketing, advertising and promotion. We anticipate that our very limited finances and other resources may be a determinative factor in the decision of any prospective employee as to whether to become employed by Nikky D. Corporation. We intend to rely upon the judgment and conclusions of our management, based solely upon their knowledge and prior business experience, relative to our needs for marketing expertise, until such time, if ever, as we are successful in attracting and employing capable marketing and customer support personnel.

9. We May Encounter Unforeseen Costs in the Management Services Business.

Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by management service companies based upon management's knowledge and limited experience in the management business may not be accurate. There can be no assurance that the provision of general management services, including overall analysis of the customer's various needs, recommendations for and/or implementation of improvements, modifications, cost reductions, and consulting and specific problem-solving, will not cost significantly more than expected or even prove to be prohibitive. Further, we are unable to predict the amount of time or funding that will be consumed in management's efforts to obtain the additional debt and/or equity financing required permitting Nikky D. Corporation to offer a full range of management services. Therefore, we may expend significant unanticipated funds or significant funds may be expended by us without the development of commercially viable services. There can be no assurance that cost overruns will not occur or that such cost overruns will not adversely affect us.

Risk Factors Related to the Offering

10. There Is No Public Market for Our Common Stock.

Currently, there is no public market for the common stock and there is no assurance that a public market will develop as a result of this offering or, if developed that it will be sustained. Furthermore, investors who desire to sell their shares of common stock in any market that develops may encounter substantial difficulty in doing so because of the fact that the price thereof may fluctuate rapidly as a result of changing economic conditions as well as conditions in the securities markets. As a result, the market value of the common stock could be greater or less than the public offering price of the shares of common stock. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans.

We have filed to be listed on the Over-the-Counter-Bulletin Board (OTCBB) maintained by members of the National Association of Securities Dealers, Inc. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System ("NASDAQ") or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid.

11. If Our Stock Price Drops Significantly, We May Become Subject To Securities Litigation That Would Result In A Harmful Diversion of Our Resources.

In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a adverse effect upon our business, financial condition and results of operations.

12. State Blue Sky Regulations May Make It Difficult for You to Resell Our
Stock.

If you purchase shares of our Common Stock from the selling shareholders, you may find it difficult or impossible to sell or transfer them. The individual states have enacted laws (separate from the federal securities laws) regulating the registration and sales of securities within their own jurisdictions. We currently have no plans to register any of our securities with any state, which means that you will not be able to re-sell the securities in a state unless registration is available. To ensure that state laws are not violated through the resale of our securities, we will refuse to register the transfer of any of our securities unless we are satisfied that the transfer doesn't violate any state laws. We do not expect a secondary trading market for the Company's stock to develop in any state until we become a profitable enterprise.

13. Our Common Stock Currently Is And May Continue To Be Subject To Additional Regulations Applicable To Lower Priced Securities.

Our common stock may be subject to a number of regulations that can affect its price and your ability to sell it. For example, Rule 15g-9 under the Exchange Act may apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

In addition, under United States securities regulations, our common stock consists of penny stocks. Penny stocks, in general, are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock. The penny stock rules will not apply if the market price of our common stock is $5.00 or greater. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

14. This Prospectus Contains Forward-Looking Statements.

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend" and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.


USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

We will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Security Holders".

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 2,000,000 shares of common stock offered through this prospectus.

The following table provides as of May 31, 2002 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

(A) the name of the selling security holder;

(B) the number of shares owned by each prior to this offering;

(C) the total number of shares that are to be offered for each;

(D) the total number of shares that will be owned by each upon completion of the offering; and

(E) the percentage owned by each.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 2,000,000 shares outstanding on May 31, 2002.

The table assumes all of the shares registered are sold.

-----------------------------------------------------------------------------

                                                  Total
                                                  Number of
                                                  Shares To
                                                  Be Offered
                                 Shares           For Selling    Ownership
                                 Owned Prior      Security    After the Offer
Name                             To This          Holder's    --------------
Of Selling Security Holder       Offering         Account     Number Percent
-----------------------------------------------------------------------------
Gary Allen                        33,852            33,852       0        0

-Table Continued-
Daniel Anderson                   36,109            36,109       0        0
Loretta J. Argnello               20,311            20,311       0        0
Yolanda Ayala                     27,985            27,985       0        0
John Barnes                       33,852            33,852       0        0
Ted Barney                        22,568            22,568       0        0
Harry Blackburn                   40,623            40,623       0        0
Steven Boyd                       20,311            20,311       0        0
C. Blake Bradley                  26,179            26,179       0        0
Donald C. Bradley                  2,708             2,708       0        0
Jeff Bradley (4)                  27,533            27,533       0        0
Spencer Bradley                   27,985            27,985       0        0
Glen Brow (1)                     56,421            56,421       0        0
A.M. Brown                        20,311            20,311       0        0
Traci Brow (2)                    56,421            56,421       0        0
Jamie Cagle                       20,311            20,311       0        0
Sylvia Calulong                   22,568            22,568       0        0
John P. Case                      20,311            20,311       0        0
Mickey Cohen                      26,179            26,179       0        0
Debbie Cortez                     20,311            20,311       0        0
Phyllis Cross                     33,852            33,852       0        0
Laura Dentgher                    28,436            28,436       0        0
Terri Eddards                     33,852            33,852       0        0
Hugo Elias                        27,082            27,082       0        0
Martin Fellows                    36,109            36,109       0        0
Fernando Garcia                   68,607            68,607       0        0
Jose F. Garcia (5)               135,410           135,410       0        0
Priscilla Garcia                  28,436            28,436       0        0
Vilma V. Garcia                   30,241            30,241       0        0
Irma Garcia                       20,311            20,311       0        0
Netta Girard                      29,339            29,339       0        0
Rebecca Goodin                    22,568            22,568       0        0
David Grant                       22,568            22,568       0        0
Shaun Hadley                      27,082            27,082       0        0
Dan Hanson                        20,311            20,311       0        0
Sherri Henderson (3)              78,989            78,989       0        0
Alfonso Hernandez                 27,082            27,082       0        0
Alfonso Hernandez, Jr.            26,179            26,179       0        0
Bonnie Juarez                     26,179            26,179       0        0
Cynthia Kerkhoff                  30,693            30,693       0        0
Sonia Lenta                       25,728            25,728       0        0
Leonard Lickstein                 31,596            31,596       0        0
William D. May                    20,311            20,311       0        0
Claudia Melgar                    27,985            27,985       0        0
Jorge Melgar                      27,533            27,533       0        0
Maria V. Melgar (6)              135,410           135,410       0        0
Carlos Mestanza                   27,082            27,082       0        0
Dean Mitchell                     24,374            24,374       0        0
Michael Newton                    33,852            33,852       0        0
Carlos Orellana                   26,179            26,179       0        0
Silvia Orellana                   28,887            28,887       0        0
Sharon Parks                           8                 8       0        0
Terry Riddle                      33,852            33,852       0        0
Clement Surprenant                25,728            25,728       0        0
Jennifer Surprenant               27,985            27,985       0        0
Monica Taylor                     33,852            33,852       0        0
Gene Tognarelli                   27,082            27,082       0        0
Michael Walker                    33,852            33,852       0        0
Jacqueline V. Walker              33,852            33,852       0        0
Clarence Whitescarver             20,311            20,311       0        0

-Table Continued-
Walter Young                      38,366            38,366       0        0

----------------------------------------------------------------------------

(1) Glen Brow is President/Director of Nikky D. Corporation.

(2) Traci Brow is Treasurer/Director of Nikky D. Corporation.

(3) Sherri Henderson Kresser is Secretary/Director of Nikky D. Corporation.

(4) Jeff Bradley is a former Director of Nikky D. Corporation.

(5) Jose F. Garcia is a former Officer/Director of Nikky D. Corporation.

(6) Maria V. Melgar is a former Officer/Director of Nikky D. Corporation.

To our knowledge, none of the other selling shareholders:

(1) has had a material relationship with Nikky D. Corporation other than as a shareholder as noted above at any time within the past three years; or

(2) has ever been an officer or director of Nikky D. Corporation.


PLAN OF DISTRIBUTION


The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

(1) on such public markets or exchanges as the common stock may from time to time be trading;
(2) in privately negotiated transactions;
(3) through the writing of options on the common stock;
(4) in short sales; or
(5) in any combination of these methods of distribution.

The sales price to the public may be:

(1) the market price prevailing at the time of sale;
(2) a price related to such prevailing market price; or
(3) such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1) not engage in any stabilization activities in connection with our common stock;

(2) furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(3) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

We know of no legal proceedings to which Nikky D. Corporation is a party, which are pending, threatened or contemplated, or of any unsatisfied judgments against Nikky D. Corporation.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors
--------------------------------
Our Executive officers and directors are as follows:

        Name               Age                       Title
---------------------      ---        ----------------------------------

Glen Brow                  36          President, Director
                                       Nikky D. Corporation

Sherri Kresser             37          Secretary, Director
                                       Nikky D. Corporation

Traci Brow                 34          Treasurer, Director
                                       Nikky D. Corporation

General
-------
Our officers and directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Family Relationships
--------------------
Mr. Glen Brow and Ms. Traci Brow are husband and wife. There is no family relationship between Ms. Sherri Kresser and the other officers and directors.

Business Experience
-------------------

Glen Brow           President/Director
                    Nikky D. Corporation

In 1990, Mr. Brow graduated from Eastern Michigan University with a Bachelor of Science degree in Industrial Distribution Technology and a minor in Marketing. Mr. Brow was employed by Grainger Inc. where he increased sales by 50%, educated a staff on 80,000 current and new products, and trained and supervised a team consisting of eight members. After leaving Grainger in 1995, Mr. Brow worked for Polo Towers where he was responsible for vacation ownership sales. He achieved the Top Performers Club in 1996 and 1997. In 1998, Mr. Brow was engaged by Consolidated Realty Inc. to lead its vacation ownership sales department and was awarded Chairman's Club Award for outstanding sales with Interval International. Mr. Brow currently is employed by Fairfield Inc. where he demonstrates vacation ownership plans, enabling clients to travel worldwide.

Sherri Kresser      Secretary/Director
                    Nikky D. Corporation

Ms. Kresser graduated in March of 1990 with perfect marks attaining a 4.0 in Medical Assistantance at graduation from Salt Lake City College. Ms. Kresser was employed as a medical assistant for Dr. Carl Woolsey, Jr. and Associates. Ms. Kresser performed multi-tasking, such as taking patient histories, vital signs, and charting of relevant information. She also assisted with patient exams and office surgical procedures, maintained scheduled tests ordered by physicians, assisted in ultrasound procedures, and handled all in-coming phone calls from patients. After being employed for seven years, Ms. Kresser decided to start her own daycare center. As of 1998, Ms. Kresser has taken a position as the regional distributor of the Heartwick Candle Company for the West Coast.

Traci Brow          Treasurer/Director
                    Nikky D. Corporation

Ms. Brow began her formal education at Oakland Community College in 1984 with general education courses. Ms. Brow continued her education at Eastern Michigan University where she studied Liberal Arts from 1986-1990. In 1991, Ms. Brow was employed by Associated Pathology Laboratories as a main dispatcher for the company. Ms. Brow is responsible for coordinating drivers throughout Southern Nevada to pick up and deliver specimen and test results. Ms. Brow also sets up client accounts, handles special client needs, and performs various office management duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this report concerning beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Title      Name & Address                     Amount of        Percent
of         of Beneficial                      shares           of
Class      Owner of Shares       Position     held by Owner    Class
------     ---------------       --------     -------------    -------

Common     Glen Brow              President/    56,421           2.82%
           605 Largo Azul         Director
           Henderson, NV 89015

Common     Sherri Kresser         Secretary/    78,989           3.94%
           1440 Bronco Dr.        Director
           Boulder City, NV 89015

Common     Traci Brow             Treasurer/    56,421           2.82%
           605 Largo Azul         Director
           Henderson, NV 89015

Common     Jeff Bradley                         27,533           1.37%
           1522 Marita Dr.
           Boulder City, NV 89005

Common     Jose Fernando Garcia                 135,410           6.7%
           3655 Campbell Road
           Las Vegas, NV 89129

Common     Maria Victoria Melgar                135,410           6.7%
           13951 Meeker Rd.
           Sun City West, AZ
           85375

Common     All Executive Officers
            and Directors
            as a Group (3 people)             490,184            24.5%


As of the date of this report, there were 62 stockholders of record and 2 beneficial owners of the Company's Common Stock.


DESCRIPTION OF SECURITIES

General
-------
Our authorized capital stock consists of 2,000,000 shares of common stock at a par value of $.001 per share.

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock
------------
As of May 31, 2002, there were 2,000,000 shares of our common stock issued and outstanding that were held by 62 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

All shares offered by the selling stockholders are validly issued fully paid and non-assessable shares of our capital stock.

Transfer Agent
--------------
Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, is the transfer agent and registrar for Nikky D. Corporation's common stock.


INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

Amy L. Clayton, Esq. 467 East 535 South #2, Springville, Utah 84663 will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

EXPERTS

Kyle L. Tingle, independent certified public accountant, has audited the Financial Statements of Nikky D. Corporation for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

   Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Nikky D. Corporation (the "Company") was duly incorporated on March 14, 2001 under the laws of the State of Delaware to own, operate, and manage automotive service stations, dealerships, and convenience stores, and any lawful corporate activity, including, but not limited to, selected mergers and acquisitions. It should be specifically noted that Nikky D. Corporation, an Arizona corporation and a predecessor to the Company, was duly incorporated under the laws of the State of Arizona on June 16, 1994. On March 14, 2001, the Parent company caused to be formed under the laws of the State of Delaware, a corporation by the name of Nikky D. Corporation, the purpose for which said corporation was organized was to reincorporate under the laws of the State of Delaware a corporation which was originally organized under the laws of the State of Arizona under the same name and thereafter dissolved. Its principal place of business is located at 8100 West Sahara Avenue, Suite 200, Las Vegas, NV 89117 and our telephone and facsimile numbers, respectively, are
(702) 966-0600 and (702) 221-0376.

On July 1, 2000 Nikky D. Corporation entered into an acquisition agreement with Multinet International Corporation, Inc. Pursuant to the Agreement, upon consummation of the acquisition, Nikky D Corporation, Inc. became a wholly owned subsidiary of the Multinet International Corporation, Inc. On September 15, 2001, an Agreement and Plan of Reorganization and Corporation Separation was entered into by and between the Parent, Multinet International Corporation, Inc. and Nikky D. Corporation. The proper documents have been filed with the Securities and Exchange Commission involving the Parent, Securities and Exchange Commission file number 000-29107.

Nikky D. Corporation's principal business purpose is to provide integrated management services for automotive service stations, dealerships, and convenience stores. Pursuant to its operations, Nikky D. Corporation provides high standard management services, which include, but are not limited to: hiring and training of managerial staff ranging from general managers to cashiers and attendants; general site management, employee retention and training programs for use of computer equipment for full service station operations, including credit card and lottery transactions; general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

Joanne Parks, Esq. incorporated Nikky D. Corporation. She no longer holds any position with Nikky D. Corporation or holds any of Nikky D. Corporation's common stock.

DESCRIPTION OF BUSINESS

Item 1. DESCRIPTION OF BUSINESS

a. Business Development
-----------------------
Nikky D. Corporation (the "Company") was duly incorporated on March 14, 2001 under the laws of the State of Delaware to own, operate, and manage automotive service stations, dealerships, and convenience stores, and any lawful corporate activity, including, but not limited to, selected mergers and acquisitions. It should be specifically noted that Nikky D. Corporation, an Arizona corporation and a predecessor to the Company, was duly incorporated under the laws of the State of Arizona on June 16, 1994. On March 14, 2001, the Parent company caused to be formed under the laws of the State of Delaware, a corporation by the name of Nikky D. Corporation, the purpose for which said corporation was organized was to reincorporate under the laws of the State of Delaware a corporation which was originally organized under the laws of the State of Arizona under the same name and thereafter dissolved. Its principal place of business is located at 8100 West Sahara Avenue, Suite 200, Las Vegas, NV 89117 and our telephone and facsimile numbers, respectively, are
(702) 966-0600 and (702) 221-0376.

On July 1, 2000 Nikky D. Corporation entered into an acquisition agreement with Multinet International Corporation, Inc. Pursuant to the Agreement, upon consummation of the acquisition, Nikky D Corporation, Inc. became a wholly owned subsidiary of the Multinet International Corporation, Inc. On September 15, 2001, an Agreement and Plan of Reorganization and Corporation Separation was entered into by and between the Parent, Multinet International Corporation, Inc. and Nikky D. Corporation. The proper documents have been filed with the Securities and Exchange Commission involving the Parent, Securities and Exchange Commission file number 000-29107.

Nikky D. Corporation's principal business purpose is to provide integrated management services for automotive service stations, dealerships, and convenience stores. Pursuant to its operations, Nikky D. Corporation provides high standard management services, which include, but are not limited to: hiring and training of managerial staff ranging from general managers to cashiers and attendants; general site management, employee retention and training programs for use of computer equipment for full service station operations, including credit card and lottery transactions; general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

Joanne Parks, Esq. incorporated Nikky D. Corporation. She no longer holds any position with Nikky D. Corporation or holds any of Nikky D. Corporation's common stock.


b. Business of Issuer
---------------------
Nikky D. Corporation's principal business purpose is to provide integrated management services for automotive service stations, dealerships, and convenience stores. Pursuant to its operations, Nikky D. Corporation provides high standard management services, which include, but are not limited to: hiring and training of managerial staff ranging from general managers to cashiers and attendants; general site management, employee retention and training programs for use of computer equipment for full service station operations, including credit card and lottery transactions; general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

Principal Products or Services
------------------------------
Nikky D. Corporation provides integrated management services for automotive service stations, dealerships, and convenience stores. The combined effort of the Company's experienced Officers and management team with over twenty years of experience offers a management package specializing in the start-up and managerial organization of both newly and fully operating convenience stores located in automotive service stations.

The integrated management package provided by the Company includes consulting services for general accounting and management matters. The Company intends to continue and improve its services for additional management contracts, and those clients acquired through its contacts in the industry. These management services consist of:

a. hiring and training of managerial staff ranging from general manages to cashiers and attendants

b. general site management and employee retention

c. training employees to use computer equipment for full service station operations, including credit card and lottery sales transactions

d. general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

The Company provides these services to Fernando's Mobil Station located in Phoenix, Arizona. This management contract was a related party transaction. At the time the management contract was negotiated between Nikky D. Corporation and Fernando's Mobil Station, Jose F. Garcia and his sister Maria Victoria Melgar each owned 50% of Nikky D. Corporation and 50% of Fernando Mobil Station. Currently, Fernando's Mobil Station is the Company's sole customer, through Nikky D. Corporation. The management contract between Nikky D. Corporation, and Fernando's Mobil Station is perpetual until such time as both parties agree, in writing, to terminate such agreement.

As the Company expands, it intends to develop a central accounting and management system known as "the Nikky D. Connection", which utilizes state-of-the-art technology to efficiently organize and maintain the ongoing management needs of a full-service station. The Nikky D. Connection will provide management and accounting services via the Internet and telecommunications, offering a centralized organization of inventory, accounting and sales records. This Internet-based system will offer a complete range of management services, at a cost typically less than that for in-house site management. The Nikky D. Connection will allow clients to enter information in an organized manner into a centralized Internet system, and will inform the Company of any additional consulting services required.

The Company intends to expand its client base by acquiring additional management service contracts with automotive service stations, dealerships, and convenience stores, primarily targeting newly operating stations in the Phoenix, Arizona area. The Company anticipates great need for its specialized management services by these newly operating stations, so that they can concentrate on their core operations. The Company also plans to expand its client base and management team through strategic acquisitions, in order to continue developing and enhancing the scope of its managerial services.
The Company is in a competitive business with other companies that provide management services. The Company intends to create a unique niche in the management business, by providing integrated accounting and management services geared specifically for automotive service stations, dealerships, and convenience stores.

Governmental Regulation
-----------------------
At the present time, the Company's management is not aware of any existing or probable governmental regulations, including environmental regulations, which may have an effect on the Company's business.

Employees and Research and Development

Number of Total and Full-Time Employees
---------------------------------------
We will be dependent upon our executive officers and directors, who do not receive monetary compensation currently or in the foreseeable future. The loss of the services of any of these individuals could be expected to have a material adverse effect on us. Currently, the Company has five (5) full-time employees and one (1) part-time employee.

Competition
-----------
The Company is in a competitive business with other companies that provide management services.

The Company intends to create a unique niche in the management business, by providing integrated accounting and management services geared specifically for automotive service stations, dealerships, and convenience stores.

Currently, our sole customer is Fernando's Mobil Station. The Company intends to expand its client base by acquiring additional management service contracts with automotive service stations, dealerships, and convenience stores, primarily targeting newly operating stations in the Phoenix, Arizona area. The Company anticipates great need for its specialized management services by these newly operating stations, so that they can concentrate on their core operations. The Company also plans to expand its client base and management team through strategic acquisitions, in order to continue developing and enhancing the scope of its managerial services.

Reports to Security Holders
---------------------------
Presently, we are privately owned. Upon the completion and effectiveness of this registration statement we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act and, in accordance therewith, will file periodic reports, including quarterly and annual reports, with the Commission pursuant to Section 12(b) or (g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company will file its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       NOTE REGARDING PROJECTIONS AND FORWARD-LOOKING STATEMENTS

This statement includes projections of future results and forward-looking statements as that terms is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements that are included in this SB-2, including statements of historical fact, are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable it can give no assurance that such expectations will prove to have been correct. Important factors could cause actual results to differ materially from the expectations disclosed in this statement, including without limitation, in conjunction with those forward looking-statements contained in this statement.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000.


REVENUES
--------
For the year ended December 31, 2001, revenues were approximately $207,156 an increase of approximately $32,000, or 18%, versus revenues of approximately $175,462 for the year ended December 31, 2000. The increase in revenues for the 2000 period was due primarily to an increase of management consulting services, including service station management, to the Company's client, Fernando's Mobil Station, located in Phoenix, Arizona.

OPERATING EXPENSES
------------------
Operating expenses, as a percentage of revenues, increased to 125.4% for the year ended December 31, 2001 as compared to 88.7% for the year ended December 31, 2000. This increase in operating expenses as a percentage of revenues for the year ended December 31, 2001 occurred due to a write-off of accounts receivable from a related party.

NET INCOME  (LOSS)
------------------
For the year ended December 31, 2001, net loss before income taxes was approximately ($52,712), compared to net income of approximately $19,793 for the year ended December 31, 2000. This was due primarily to an increase in payroll expenses and the write-off of bad debts.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------
The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations, securing short and long-term financing to continue development of its management services, and the acquisition of additional management contracts and subsidiaries. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company were not able to obtain either short or long-term funding, additional management contracts, or funding through the sale of its common stock, the Company would be unlikely to continue its operations.

Currently, the Company's sole source of internal liquidity is from the operations of its wholly owned subsidiary Nikky D. Corporation, which is partly owned by a shareholder of the Company. External sources of liquidity may include loans from the Company's management as necessary. At this time, the Company's management is unaware of any known trends, events or uncertainties that may have a material impact on its short or long-term liquidity, net sales or revenues or income from continuing operations, or any seasonal aspects that may have a material effect on its financial conditions or results of operations.

DESCRIPTION OF PROPERTY

The Company does not own any property at the present time and has no agreements to acquire any property. Our executive offices are located at 8100 West Sahara, 2nd Floor, Las Vegas, NV 89117 wherein we have space supplied by Shogun Investment Group, the resident agent of Nikky D. Corporation without cost pursuant to an oral agreement, on a month to month basis. The space is approximately 200 square feet total, of which we are supplied with a shared desk and chair area without charge. We feel this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nikky D. Corporation manages Fernando's Mobil Station in the Phoenix, Arizona area under a management contract. Currently, the two 50% partners of Fernando's Mobil Station constructively own 23.76% of the common stock of the Company.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The securities to which this registration statement applies are being offered by selling security holders. We are not offering any new shares for sale. There are no outstanding options, rights, warrants to purchase, or securities convertible into, our common equity.

We have never paid a dividend, nor do we intend to do so in the foreseeable future. There are no restrictions on the power of the Board of Directors to declare and pay dividends.

The Company intends to continue to meet fully the reporting requirements of the Act and to file reports in the required intervals.

The Company has filed an application to be listed on the NASD "Over-the-Counter" Bulletin Board ("NASDOTCBB"), which is pending. At the present time, the Company's common stock is highly illiquid.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the executive officers of Nikky D. Corporation, Inc. for the fiscal year ended December 31, 2001:

                                  Annual
Name/Title              Year      Salary        Bonus      Common Stock
-----------------------------------------------------------------------
Glen Brow,              2001       -0-           -0-            -0-
President/Director

Traci Brow,             2001       -0-           -0-            -0-
Treasurer/Director
Sherri Kresser          2001       -0-           -0-            -0-
-----------------------------------------------------------------------

None of the officers or directors of the Registrant received compensation for their services during the fiscal years ended December 31, 2001 or 2000.

                    FINANCIAL STATEMENTS

                    NIKKY D. CORPORATION

                      FINANCIAL REPORT

                       March 31, 2002
                     December 31, 2001
                     December 31, 2000

Contents

INDEPENDENT AUDITOR'S REPORT ON THE
FINANCIAL STATEMENTS                                   26
----------------------------------------------------------

FINANCIAL STATEMENTS

Balance Sheets                                         27

Statements of Income                                   28

Statements of Stockholders' Equity                     29

Statements of Cash Flows                               30-31

Notes to Financial Statements                          32-36
-------------------------------------------------------------

                      Independent Auditor's Report
                      ----------------------------


To the Board of Directors
Nikky D. Corporation
Las Vegas, Nevada


I have audited the accompanying balance sheet of Nikky D. Corporation as of March 31, 2002, December 31, 2001 and 2000 and the related statements of income, stockholders' equity, and cash flows for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nikky D. Corporation as of March 31, 2002, December 31, 2001 and 2000 and the results of its operations and cash flows for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not been generating revenue and has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KYLE L. TINGLE
--------------
KYLE L. TINGLE, CPA, LLC

May 21, 2002
Henderson, Nevada

                              NIKKY D. CORPORATION

                                 BALANCE SHEETS


                        March 31,     December 31,      December 31,
                          2002            2001              2000
                     -------------    -------------     -------------
              ASSETS
CURRENT ASSETS
Cash                $           0    $           0     $           0
Accounts receivable,
of $4,861,$0, $0
(Note 2)                   10,000            7,346            43,053
Prepaid expenses            1,159            1,159             1,159
                    -------------    -------------     -------------

  Total current
  assets            $      11,159    $       8,505     $      44,212
                    -------------    -------------     -------------

  Total assets      $      11,159    $       8,505     $      44,212
                    =============    =============     =============

        LIABILITIES AND
        STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Outstanding checks
  in excess of bank
  balance           $       3,394    $         123     $       5,793
  Accounts payable
  and accrued
  expenses (Note 3)        10,768            7,730            12,730
  Federal and state
  income taxes
  payable                       0                0                 0
  Due to related
  parties (Note 2)              0                0             4,100
                    -------------    -------------     -------------
  Total current
  liabilities       $      14,162    $       7,853     $      22,623
                    -------------    -------------     -------------

STOCKHOLDERS'
EQUITY (NOTE 3)
  Common stock:
$.001 par value;
  authorized
  50,000,000 shares;
  issued and
  outstanding
  2,000,000 shares at
  December 31, 2000; $               $                 $       2,000
  2,000,000 shares at
  December 31, 2001;                        2,000
  2,000,000 shares at
  March 31, 2002            2,000
Additional paid in
capital                         0               0                  0
Retained earnings
(accumulated deficit)      (5,003)         (1,348)            19,589
                     -------------   -------------     -------------

  Total stockholders'
  equity            $      (3,003)    $       652      $      21,589
                     -------------    ------------     -------------

  Total liabilities
  and stockholders'
  equity            $      11,159     $     8,505      $      44,212
                    ==============    ============     =============


See Accompanying Notes to Financial Statements.

                             NIKKY D. CORPORATION

                             STATEMENTS OF INCOME


                              For the three months       For the three years
                              ended March 31,            ended December 31,
                              2002          2001         2001          2000
                              --------------------       --------------------

Revenues (Notes 1 and 4)    $  38,699   $  52,017       $ 207,156   $ 175,462

Cost of revenue                     0           0               0           0
                            ---------   ---------       ---------   ---------

 Gross profit               $  38,699   $  52,017       $ 207,156   $ 175,462
                            ---------   ---------       ---------   ---------
Operating expenses
Salaries and payroll taxes  $  26,968   $  28,919       $ 116,487   $ 113,305
Bad debts (Note 3)              4,861           0          97,763           0
Management fees                 6,000       7,500          30,000      24,500
Other operating expenses        4,525       3,641          15,618      17,864
                            ---------   ---------       ---------   ---------

Operating expenses          $  42,354   $  40,060       $ 259,868   $ 155,669
                            ---------   ---------       ---------   ---------

Operating income (loss)     $  (3,655)  $  11,957       $ (52,712)  $  19,793

Non-operating income
(expense)                           0           0               0           0
                            ---------   ---------       ---------   ---------

Income (loss) before
income taxes                $  (3,655)  $  11,957       $ (52,712)  $  19,793
                            ----------  ---------       ----------  ---------

Federal and state
income taxes                        0           0               0           0
                            ----------  ----------      ----------  ---------

Income (loss) before
extraordinary items         $  (3,655)  $  11,957       $ (52,712)  $  19,793

Gain on extinguishments
of debt (Note 3)                    0           0          31,775           0

Net income (loss)           $  (3,655)  $  11,957       $ (20,937)     19,793
                            ==========  =========       ==========  =========

Net income (loss)
per share (Note 3)          $   (0.00)  $    0.01       $   (0.01)  $    0.01
                            ==========  =========       ==========  =========

Average number of shares
of common stock
outstanding                 2,000,000   2,000,000       2,000,000   2,000,000
                            =========   =========       =========   =========


See Accompanying Notes to Financial Statements.

                           NIKKY D. CORPORATION

                    STATEMENTS OF STOCKHOLDERS' EQUITY



                    Common Stock and Capital     Retained Earnings
                     In Excess of Par Value         Accumulated
                    -------------------------
                       Shares        Amount          (Deficit)
                    ----------------------------------------------

Balance at
December 31, 1999     2,000,000    $   2,000         $    (204)

Net Income,
December 31, 2000                                       19,793
                     ----------    ---------         ----------

Balance at
December 31, 2000     2,000,000    $   2,000         $  19,589

Net (loss),
December 31, 2001                                      (20,937)
                      ---------   ----------         ----------
Balance at
December 31, 2001     2,000,000    $   2,000         $  (1,348)

Net (loss),
March 31, 2002                                          (3,655)
                      ---------    ---------         ----------

Balance at
March 31, 2002        2,000,000    $   2,000         $  (5,003)
                      =========    =========         ==========



See Accompanying Notes to Financial Statements.

                            NIKKY D. CORPORATION

                          STATEMENTS OF CASH FLOWS


                          For the three months       For the three years
                          ended March 31,             ended December 31,
                          2002           2001         2001          2000
                          --------------------       -------------------
Cash Flows From
Operating Activities:
  Reconciliation of net
  income (loss) to net
  cash (used in) operating
  activities

Net income (loss)         $  (3,655)   $  11,957   $ (20,937)   $  19,793
Adjustments to reconcile
net income (loss) to
cash (used in) operating
activities:
  Bad debts                   4,861            0      97,793            0
  Gain on extinguishments of
  debt                            0            0     (31,775)           0
  Change in assets and
  liabilities
  (Increase) decrease in
  accounts receivable        (7,515)     (16,586)    (62,086)     (43,053)
  (Increase) decrease in
  prepaid expenses                0            0           0       (1,000)
  Increase (decrease) in
  accounts payable            6,309        4,629      17,005       18,043
                         ----------   ----------   ---------   -----------

Net cash (used in)
operating activities     $        0   $        0   $       0   $   (6,217)

Cash Flows From
Investing Activities:
  Net advances from
  related  parties       $        0   $        0   $       0   $    4,100
  Proceeds from issuance
  of common stock                 0            0           0            0
                         ----------   ----------   ---------   ----------

Net cash provided by
investing activities     $        0   $        0   $       0   $    4,100
                         ----------   ----------   ---------   ----------

Cash Flows From
Financing Activities:
Proceeds from notes
payable                  $        0   $        0   $       0   $        0
Principle payments on
notes payable                     0            0           0            0
                         ----------   ----------   ---------   ----------

Net cash (used in)
financing activities     $        0   $        0   $       0   $        0
                         ----------   ----------   ---------   ----------

Net (decrease) in cash
and cash equivalents     $        0   $        0   $       0   $   (2,217)

Cash and cash equivalents
at beginning of period            0            0           0        2,217
                         ----------   ----------   ---------   -----------
Cash and cash equivalents
at end of period         $        0   $        0   $       0   $        0
                         ==========   ==========   =========   ==========


See Accompanying Notes to Financial Statements.

                          NIKKY D. CORPORATION

                       NOTES TO FINANCIAL STATEMENTS
               March 31, 2002, December 31, 2001 and 2000


Note 1.  Nature of Business and Significant Accounting Policies

Background and Basis of Presentation:
-------------------------------------

Nikky D. Corporation ("Company") was organized June 16, 1994 under the laws of the State of Arizona. The corporate charter of Nikky D. Corporation was involuntarily dissolved by the State of Arizona. Upon approval of the shareholders, the Company was re-organized on March 14, 2001 under the laws of the State of Delaware. Nikky D. Corporation, a Delaware corporation, possesses all of the rights, privileges, powers, and franchises that had heretofore belonged to Nikky D. Corporation, an Arizona corporation. From July 1, 2000 through September 15, 2001, the Company was a wholly owned subsidiary of Multinet International Corporation, Inc. The Company was formed to provide experienced management to convenience stores through management contracts. Currently, it manages one convenience store in the Phoenix, Arizona area.

The financial statements have been prepared in accordance with generally accepted accounting principles and, in the opinion of management, include all the adjustments necessary for a fair statement of the financial position, results of operations, and cash flows for each period presented as if it were a separate entity for all periods presented.

A summary of the Company's significant accounting policies is as follows:
-------------------------------------------------------------------------

Estimates
---------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash
----
For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of March 31, 2002, December 31, 2001 and 2000.

Income Taxes
------------
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

                              NIKKY D. CORPORATION

                           NOTES TO FINANCIAL STATEMENTS
                    March 31, 2002, December 31, 2001 and 2000


Note 1. Nature of Business and Significant Accounting Policies
(continued)

Due to the inherent uncertainty in forecasts of future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets at March 31, 2002, December 31, 2001, and 2000.

Revenue Recognition
-------------------
The Company reports income and expenses on the accrual basis of accounting, whereby income is recorded when it is earned and expenses recorded when they are incurred.

Note 2. Stockholders' Equity

Common Stock
------------
The authorized common stock of the Company consists of 50,000,000 shares with par value of $0.001. On September 10, 1994, the Company authorized and issued 2,000,000 shares of stock. On July 1, 2000, the Company was acquired by Multinet International Corporation ("Multinet"), with shareholders receiving one share of stock in Multinet for each share of stock in Nikky D. Corporation surrendered to Multinet. On September 15, 2001, the Company entered an Agreement and Plan of Reorganization and Corporation Separation with Multinet. Multinet distributed the 2,000,000 shares of Nikky D. Corporation to the shareholders of Multinet. Each of the 4,431,000 shares of Multinet was issued
0.45136538 shares of Nikky D. Corporation.

The Company has not authorized any preferred stock.

Net Loss Per Common Share
-------------------------
Net loss per share is calculated in accordance with SFAS No, 128, "Earnings Per Share." The weighted-average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per share is computed using the weighted-average number of shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net loss per share is based on the weighted-average number of shares of common stock outstanding of 2,000,000 during 2002, 2001, and 2000. As of March 31, 2002, December 31, 2001 and 2000, the Company had no dilutive potential common shares.

Note 3. Related Party Transactions

Revenues and Accounts Receivable
--------------------------------
On September 1, 1994, the Company entered into a management agreement with Fernando's Mobil Station ("FMS"). FMS is a partnership owned by shareholders of the Company that constructively controls 23.7% of the outstanding shares of Nikky D. Corporation. The agreement required compensation to Nikky D. Corporation of $8,200 per month, plus expenses paid on behalf of FMS.

Due to a slowdown in the economy and additional competition, FMS was unable to meet the obligations of its contracts. As of September 2001, FMS owed the Company $97,763. The Company realized that demand of the debt would seriously injure FMS. The outstanding debt was for management fees, not the reimbursement of expenses. In conjunction with the Agreement and Plan of Reorganization and Corporation Separation, the Company agreed to write off the related party receivable and renegotiate the management agreement. The new agreement became effective January 2002 and requires payment of a minimum of $2,500 per month or 1% of the Annual Gross Sales of FMS, whichever is greater. The Adjusted Gross Sales will be computed and excess fees, if any, are due and payable 30 days after the close of the year. The additional fees due, if any, are accrued on a monthly basis.

Revenues are derived from a management agreement with Fernando's Mobil Station, a related party through common ownership. Revenues for the three months ended March 31, 2002 and 2001 are $38,699 and $52,017, respectively. Revenues for the years ended December 31, 2001 and 2000 are $207,155 and $175,462, respectively. Accounts receivable related from Fernando's Mobil as of March 31, 2002, December 31, 2001 and 2000 are $14,861, $7,346, and
$43,053, respectively. The owners of Fernando's Mobil Station have guaranteed the balance due to the Company.

Management Fees and Accounts Payable
------------------------------------
On September 9, 1994, the Company entered into a management agreement with the owners of Fernando's Mobil Station ("FMS"). Nikky D. Corporation agreed to compensate Jose F. Garcia $2,500 per month for consulting services to FMS. It also agreed to compensate Maria V. Melgar $1,600 per month for services to FMS, including duties as station manager. Mr. Garcia and Ms. Melgar are each 50% owners in FMS.

Due to a slow down in the economy and additional competition, FMS was unable to meet the obligations of its contract to Nikky D. Corporation. Due to this shortfall, Nikky D. Corporation was unable to meet its obligations to Jose F. Garcia. As of September 2001, Nikky D. Corporation owed Mr. Garcia $26,675. In conjunction with the Agreement and Plan of Reorganization and Corporation Separation, Mr. Garcia agreed to release the Company of the unpaid management fees due to him. The Company negotiated new agreements, effective January 2002, with both Mr. Garcia and Ms. Melgar. The new agreement with Mr. Garcia includes a minimum fee of $1,000 per month for services provided. The new agreement with Ms. Melgar is also for a minimum fee of $1,000 per month based on services provided.

                          NIKKY D. CORPORATION

                      NOTES TO FINANCIAL STATEMENTS
                March 31, 2002, December 31, 2001 and 2000


Note 3. Related Party Transactions (continued)
----------------------------------------------
Management fees to related parties for the three months ended March 31, 2002 and 2001 are $6,000 and $7,500, respectively and for the years ended December 31, 2001 and 2000 are $30,000 and $24,500, respectively. Management fees included in accounts payable as of March 31, 2002, December 31, 2001 and 2000 are $10,000, $7,000, and $12,000, respectively.

Prior to the Agreement and Plan of Reorganization and Corporate Separation from Multinet, the Company owed Multinet $4,100. In accordance with the Plan, the Company was released from this debt.

Note 4. Going Concern
---------------------
The Company's financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

The business plan contemplates equity funding or financing to acquire other businesses or operating enterprises. The Company also seeks to acquire additional management agreements to manage convenience stores in the Phoenix, Arizona region.

As of March 31, 2002, the Company's cash flow was not sufficient to cover expenses of the Company. This resulted in the renegotiation of contracts with as described in Note 3. Continued shortfalls are being covered by advances from parties related by common ownership or management. Without the realization of increased revenues or additional capital through financing or sale of securities, it would be unlikely for the Company to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

As of September 15, 2001, the Company has not changed accountants since its reorganization, and management has had no disagreements with the findings of its accountants.

INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT ON THE
FINANCIAL STATEMENTS                                    26

FINANCIAL STATEMENTS

Balance Sheets                                          27

Statements of Income                                    28

Statements of Stockholders' Equity                      29

Statements of Cash Flows                                30

Notes to Financial Statements                           31-35

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
               ===============================================

INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the laws of the State of Nevada and the By-laws of the Company, the Company will indemnify any person who is made a party, or threatened to be made a party, to an action or proceeding, whether criminal, civil, administrative or investigative, because of his or her having been a director or officer of the Company, or having served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she is or was an employee of the Company.

The Company has not entered into any specific contracts or agreements with any person with regard to indemnification, but may do so in the future.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee ........................ $ 1,000.00
State Filing Fees .....................   2,500.00
Printing and Engraving Expenses .......   1,500.00
Legal Fees and Expenses ...............   4,500.00
Accounting Fees and Expenses ..........   2,500.00
Miscellaneous Expenses ................     750.00
                                        ----------
                TOTAL                   $12,750.00

Expenses are estimated. Filing Fees, printing and engraving expenses, legal, accounting and miscellaneous expenses will be borne by the Company.

Selling commissions, underwriting fees, or other expenses of offering and selling the shares, if any, will be borne entirely by the selling shareholders.

                RECENT SALES OF UNREGISTERED SECURITIES

Nikky D. Corporation has not issued any of its securities during the three-year period proceeding the date of this registration statement. All shares of Common Stock of the company's previously issued have been issued for investment purposes in a "private transaction" and are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares that does not exceed the greater of one percent of then outstanding common stock, or the average weekly trading volume during four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sales of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the three preceding three months, an affiliate of Nikky D. Corporation.

These shares were issued without solicitation to friends and relatives of the Company's officers and directors who desired to assist in the building of the Company. The Company had reasonable grounds to believe prior to making an offer to the above investors, and did in fact believe, when said investments were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. All such sales were effected without the aid of underwriters, and no sales commissions were paid. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, in accordance with Rule 144.

EXHIBITS


Number  Description
-----------------------------------------------------------------------------

3.1     Certificate of Incorporation of Nikky D. Corporation

3.2     Bylaws of Nikky D. Corporation

5.1     Regarding Legality and Consent

10.1    Management Agreement Fernando's Mobil

10.2    Management Agreement Nikky D. Corporation and
        Jose F. Garcia

10.3    Management Agreement Nikky D. Corporation and
        Maria Victoria Melgar

23.1    Consent of Kyle L. Tingle, C.P.A.

                             UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

  (i) To include any Prospectus required by Section l0 (a)(3) of the Securities Act of l933;

  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on May 31, 2002.

                            NIKKY D. CORPORATION
                ---------------------------------------------
                                (Registrant)

By:  /s/ GLEN BROW
         ---------
         GLEN BROW
         PRESIDENT

Date:  May 31, 2002

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in their capacities and on the dates stated:

     /s/ TRACI BROW
         ----------
         TRACI BROW
         TREASURER

Date:  May 31, 2002

     /s/ SHERRI KRESSER
         --------------
         SHERRI KRESSER
         SECRETARY

Date:  May 31, 2002

Exhibit 3.1

                     Certificate of Incorporation
                                 of
                         Nikky D. Corporation


1.    Name. The name of this Corporation is NIKKY D. CORPORATION.

2. Registered Office and Registered Agent. The address of its registered office of the State of Delaware is 15 East North Street, Dover, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Limited.

3.    Purpose and Powers.

      a. Primary Purpose. The purpose for which the Corporation is organized is to reincorporate under the laws of the State of Delaware a corporation which was originally organized under the laws of the State of Arizona under the name Nikky D. Corporation and, thereafter, involuntarily dissolved (hereinafter sometimes "dissolved corporation").

      b. Other Purpose. The Corporation intends to own, operate and manage gasoline service stations. The other additional purposes for which the Corporation is organized are:

         (i) To purchase or otherwise acquire, own, mortgage, pledge, sell, manufacture, assign and transfer or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and real and personal property of every class and description and to generally engage in, do and perform any enterprise, act, or vocation that a natural person might or could do or perform.

         (ii) To do any and all things permitted a corporation under the applicable laws of the State of Delaware and any other state or nation wherein this Corporation shall be licensed to transact business.

      C. Powers. In connection with the above referred to pursuits and businesses, this Corporation shall have power to carry on other operations incidental to the pursuits mentioned and shall have power to do any and all of the things herein set firth to the same extent as natural persons could or might do.

4.    Capital Stock.

      a. Common Stock. The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock at $.001 par value.

      b. No Cumulative Voting. The holders of the shares of Common Stock shall not be entitled to cumulative voting on any matter.

5.    Board of Directors.

      a. Number of Directors. The authorized number of Directors of this Corporation shall be not less than three (3) nor more than fifteen (15) and the Board of Directors of this Corporation may, with the limits specified by this Article 5, increase or decrease the exact number of Directors from time to time by resolution duly adopted by such Board. No decreases in the number of Directors shall have the effect of shortening the term of any incumbent

Directors.
      b. Vacancies. In case of any increase in the number of Directors, the additional Directors may be elected by the Board of Directors to hold office until the next election and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining members of the Board may elect Directors to fill such vacancies to hold office until the next election and until their successors are elected and qualified.

      The initial Board of Directors shall be:

      Jose Fernando Garcia         President/Secretary
      3655 Campbell Road           and Director
      Las Vegas, NV 89129

      Maria Victoria Melgar         Treasurer and
      13951 Meeker Road             Director
      Sun City West, AZ 85375

      Jeff Bradley                  Director
      1522 Marita Drive
      Boulder City, NV 89005

6.    Business Combinations. This Corporation elects not to be governed by
Section 203 of the General Corporation s Law of Delaware.

7.    Elimination of Director Liability and Indemnification.

      a. Elimination of Director Liability. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability for (i) breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the Directors derived an improper personal benefit.

b. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the result of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (i) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and expect that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         (ii) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Paragraphs a, and b. of this Article 7, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actual and reasonably incurred by him in connection therewith.

         (iii) Any indemnification under Paragraphs a. and b. of this Article 7 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum (as defined in the Bylaws of the Corporation) consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or
(c) by the stockholders.

         (iv) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          (v) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (vi) By action of it Board of Directors, notwithstanding any interest of the Directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or of any corporation a majority of the voting stock of which is owned by the Corporation, or is or was serving at he request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article or the General Corporation Law of the State of Delaware.

8.    Minimum Paid-In Capital.

      A. Minimum Required. The Corporation will not commence business until all of the shareholders of the dissolved corporation referred to in Article 3 have agreed to exchange all of their issued outstanding shares of stock in the dissolved corporation for not to exceed 2,000,000 shares of Common Stock referred to in Article 4, and, thereafter, this Corporation shall possess all the rights, privileges, powers, and franchises of the dissolved corporation, and be subject to all the restrictions, disabilities, and duties of the dissolved corporation; and the rights, privileges, powers, and franchises of the dissolved corporation, and all property, real, personal and mixed, and all debts due to the dissolved corporation on whatever account, as well as all other things in action or belonging to the dissolved corporation, shall be vested in this Corporation; and all property, rights, privileges, powers and franchise and all and every other interest of the dissolved corporation shall be thereafter as effectively the property of this Corporation; and the title to any real estate vested by deed or otherwise, under the laws of its incorporation, or any other jurisdiction, of the dissolved corporation shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the dissolved corporation shall be preserved unimpaired, and all debts, liabilities, and duties of the dissolved corporation, shall attach to this Corporation and may be enforced against this Corporation to the same extent as said debts, liabilities, and duties had been incurred or contracted by this Corporation.

      B. Further Acts. At anytime or from time to time, after the exchange of stock, the last acting officers of the dissolved corporation, or the corresponding officers of this Corporation, may, in the name of the dissolved corporation, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further and other actions as this Corporation may deem necessary or desirable in order to vest, perfect, or confirm in this corporation, title to and possession of all the dissolved corporation's property, rights, privileges, powers, franchises, immunities, and interest otherwise to carry out the purpose of this Article 8 in accordance with the laws of the State of Delaware.

      C. Date for Completion. The initial directors, in the event that the corporation has not had an exchange as is set forth this Article 8 on or before March 31, 2001, shall cause a certificate of dissolution to be filed in accordance with the laws of the State of Delaware.

9.    Incorporator. The name and address of the undersigned incorporator is:

         Name                 Mailing Address
         ----                 ---------------

         Joanne Park          8100 West Sahara Avenue
                              Suite 200, 2nd Floor
                              Las Vegas, NV 89117

       The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

10. Bylaws. In Furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of this Corporation, without any action on the part of the stockholders, by the affirmative vote of at least two-thirds of the Directors of this Corporation.

11. Books and Records. The stockholders and Board of Directors shall have the power if the Bylaws so provide, to hold their meeting s and keep the books of this Corporation (except such as are required by the law of the State of Delaware to be kept in Delaware) and documents and papers of this Corporation outside the State of Delaware, and to have one or more officers within or without the State of Delaware sat such places as may be designated from time to time by the Board of Directors.

12. Powers of the Board of Directors. This Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the laws of the State of Delaware. All of the powers of this Corporation, insofar as the same may lawful is vested by this Certificate of Incorporation in the board of Directors, are hereby conferred upon the Board of Directors of this Corporation.

       IN WITNESS WHEREOF, the following incorporator has signed this Certificate of Incorporation on this 13th day of March 2001.

/s/ Joanne Park
---------------
    Joanne Park
   Incorporator


State of Nevada

Count of Clark

      On March 13, 2001, before me Rosalee S. Hedrick, personally appeared Joanne Park, personal known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed in within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument to be the person who executed the instrument.

                          /s/ Rosalee Hedrick
                            -----------------
                              Rosalee Hedrick
                              Notary Public
Official Seal
Rosalee Hedrick
Notary Public
State of Nevada
County of Clark
My Appointment Expires July 2, 2003

Exhibit 3.2

                                BYLAWS

                                  OF

                          NIKKY D. CORPORATION

                         A Delaware Corporation

ARTICLE I

Offices
Section 1.

Principal Office - The principal office for the transaction of business of the corporation shall be fixed or may be changed by approval of a majority of the authorized Directors, and additional offices may be established and maintained at such other place or places as the Board of Directors may from time to time designate.

Section 2.

Other Offices - Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the corporation is qualified to do business.

ARTICLE II

Directors - MANAGEMENT

Section 1.

Responsibility of Board of Directors - Subject to the provisions of applicable law and to any limitations in the Articles of Incorporation of the corporation relating to action required to be approved by the Shareholders, or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. The Board may delegate the management of the day-to-day operation of the business of the corporation to an executive committee or others, provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board.

Section 2.

Standard of Care - Each Director shall perform the duties of a Director, including the duties as a member of any committee of the Board upon which the Director may serve, in good faith, in a manner such Director believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances.

Section 3.

Number and Qualification of Directors - The authorized number of Directors shall be three (3) until changed by a duly adopted amendment to the Articles of Incorporation or by an amendment to this by-law adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

Section 4.

Election and Term of Office of Directors - Directors shall be elected at each annual meeting of the Shareholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Section 5.

Vacancies - Vacancies in the Board of Directors may be filled by a majority of the remaining Directors, though less than a quorum, or by a sole remaining Director, except that a vacancy created by the removal of a Director by the vote or written consent of the Shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each Director so elected shall hold office until the next annual meeting of the Shareholders and until a successor has been elected and qualified.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any Director, or if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of Directors is increased, or if the Shareholders fail, at any meeting of Shareholders at which any Director or Directors are elected, to elect the number of Directors to be voted for at that meeting.

The Shareholders may elect a Director or Directors at any time to fill any vacancy or vacancies not filled by the Directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

Any Director may resign effective on giving written notice to the Chairman of the Board, the President, the Secretary, or The Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

No reduction of the authorized number of Directors shall have the effect of removing any Director before that Directors' term of office expires.

Section 6.

Removal of Directors - Subject to applicable law, the entire Board of Directors or any individual Director may be removed from office. In such case, the remaining Board members may elect a successor Director to fill such vacancy for the remaining term of the Director so removed.

Section 7.

Notice, Place and Manner of Meetings - Meetings of the Board of Directors may be called by the Chairman of the Board, or the President, or any Vice President, or the Secretary, or any two (2) Directors and shall be held at the principal executive office of the corporation, unless some other place is designated in the notice of the meeting. Members of the Board of Directors may participate in a meeting through use of a conference telephone or similar communications equipment so long as all members participating can hear one another. Accurate minutes of any meeting of the Board or any committee thereof, shall be maintained by the Secretary or other Officer designated for that purpose.

Section 8.

Organizational Meeting - The organizational meetings of the Board of Directors shall be held immediately following the adjournment of the Annual Meetings of the Shareholders.

Section 9.

Other Regular Meetings - Regular meetings of the Board of Directors shall be held at the corporate offices, or such other place as may be designated by the Board of Directors, as follows:

  Time of Regular Meeting: 9:00 A.M.
  Date of Regular Meeting: Last Friday of every month

If said day shall fall upon a holiday, such meetings shall be held the next succeeding business day thereafter. No notice need be given of such regular meetings.

Section 10.

Special Meetings - Notices - Waivers - Special meetings of the Board may be called at any time by the President or, if he or she is absent or unable or refuses to act, by any Vice President or the Secretary or by any two (2) Directors, or by one (1) Director if only one is provided.

At least forty-eight (48) hours notice of the time and place of special meetings shall be delivered personally to the Directors or personally communicated to them by a corporate Officer by FAX, E-mail, telephone or cell phone as long as notice is Forty-eight (48) hours or more and is verified by one Director or Officer. If the notice is sent to a Director by letter, it shall be addressed to him or her at his or her address as it is shown upon the records of the corporation, or if it is not so shown upon the records or if not readily ascertainable, at the place in which the meetings of the Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail, postage prepaid, in the place in which the principal executive officer of the corporation is located at least four (4) days prior to the time of the holding of the meeting. Such mailing, telephoning or delivery as above provided shall be due, legal and personal notice to such Director.

When all of the Directors are present at any Directors' meeting, however, called or noticed, and either (i) sign a written consent thereto on the records of such meeting, or, (ii) if a majority of the Directors is present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minute thereof, whether prior to or after the holding of such meeting, which said waiver, consent or approval shall be filed with the Secretary of the corporation, or, (iii) if a Director attends a meeting without notice but without protesting, prior thereto or at its commencement, the lack of notice, then the transactions thereof are as valid as if had at a meeting regularly called and noticed.


Section 11.

Director's Action by Unanimous Written Consent - Any action required or permitted to be taken by the Board of Directors may be taken without a meeting and with the same force and effect as if taken by a unanimous vote of Directors, if authorized by a writing signed individually or collectively by all members of the Board.

Section 12.

Quorum - A majority of the number of Directors as fixed by the Articles of Incorporation or By-Laws shall be necessary to constitute a quorum for the transaction of business, and the action of a majority of the Directors present at any meeting at which there is a quorum, when duly assembled, is valid as a corporate act; provided that a minority of the Directors, in the absence of a quorum, may adjourn from time to time, but may not transact any business. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by a majority of the required quorum for such meeting.

Section 13.

Notice of Adjournment - Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned and held within twenty-four (24) hours, but if adjourned more than twenty-four (24) hours, notice shall be given to all Directors not present at the time of the adjournment.

Section 14.

Compensation of Directors - Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board; provided that nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefore.

Section 15.

Committees - Committees of the Board may be appointed by resolution passed by a majority of the whole Board. Committees shall be composed of two (2) or more members of the Board and shall have such powers of the Board as may be expressly delegated to it by resolution of the Board of Directors, except those powers expressly made non-delegable by applicable law.

Section 16.

Advisory Directors - The Board of Directors from time to time may elect one or more persons to be advisory Directors who shall not by such appointment be members of the Board of Directors. Advisory Directors shall be available from time to time to perform special assignments specified by the President, to attend meetings of the Board of Directors upon invitation and to furnish consultation to the Board. The period during, which the title shall be held, may be prescribed by the Board of Directors. If no period is prescribed, the title shall be held at the pleasure of the Board.


Section 17.

Resignations - Any Director may resign effective immediately upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors of the Corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

ARTICLE III

Officers

Section 1.

Officers - The Officers of the corporation shall be a President, a Secretary, and a Chief Financial Officer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, or one or more Assistant Treasurers, and such other Officers as may be appointed in accordance with the provisions of Section 3 of this Article. Any number of offices may be held by the same person.

Section 2.

Election - The Officers of the corporation, except such Officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article, shall be chosen until he or she shall resign or shall be removed or otherwise disqualified to serve or a successor shall be elected and qualified.

Section 3.

Subordinate Officers, Etc. - The Board of Directors may appoint such other Officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided by the By-Laws or as the board of Directors may from time to time determine.

Section 4.

Removal and Resignation of Officers - Subject to the rights, if any, of any Officer under any contract of employment, any Officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting of the Board, or except in case of an Officer chosen by the Board of Directors by any Officer upon whom such power of removal may be conferred by the Board of Directors.

Any Officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the Officer is a party.

Section 5.

Vacancies - A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the By-Laws for regular appointment to that office.

Section 6.

Chairman of the Board - The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time assigned by the Board of Directors or prescribed by the By-Laws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have powers and duties prescribed in Section 7 of this Article.
Section 7.

President and Chief Executive Officer - Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an Officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and Officers of the corporation. He or she shall preside at all meetings of the Shareholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. The President shall be ex officio a member of all the standing committees, including the Executive Committee, if any, and shall have the general powers and duties of management usually vested in the office of President of the corporation, and shall have such powers and duties as may be prescribed by the Board of Directors.

Section 8.

Vice President - In absence or disability of the President, the Vice President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to, all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the By-Laws.

Section 9.

Secretary - The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Directors may order, of all meetings, of Directors and Shareholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Directors' meetings, the number of shares present or represented at Shareholders' meetings and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal office or at the office of the corporation's transfer agent, a share register, or duplicate share register showing the names of the Shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all of the meetings of the Shareholders and of the Board of Directors required by the By-Laws or by law to be given. He or she shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the By-Laws.

Section 10.

Chief Financial Officer - The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital. Earnings (or surplus) and shares. The books of accounts shall at all reasonable times be open to inspection by any Director.

This Officer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Director, shall render to the President and Directors, whenever they request it, an account of all of his or her transactions and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the By-Laws.

ARTICLE IV

Shareholders' Meetings


Section 1.

Place of Meeting - All meetings of the Shareholders shall be held at the principal executive office of the corporation unless some other appropriate and convenient location shall be designated for that purpose from time to time by the Board of Directors.

Section 2.

Annual Meeting - The annual meetings of the Shareholders shall be held, each year, at the time and on the day following:
    Time of Meeting: 10:00 a.m.
    Date of Meeting: April 20th

If this day shall be a legal holiday, then the meeting shall be held on the next succeeding business day, at the same hour. At the annual meeting, the Shareholders shall elect a Board of Directors, consider reports of the affairs of the corporation and transact such other business as may be properly brought before the meeting.

Section 3.

Special Meetings - Special meetings of the Shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary, or by one or more Shareholders holding not less than one-tenth (1/10) of the voting power of the corporation. Except as next provided, notice shall be given as for the annual meeting.

Upon receipt of a written request addressed to the Chairman, Vice President, or Secretary, mailed or delivered personally to such Officer by any person (other than the Board) entitled to call a special meeting of Shareholders, such Officer shall cause notice to be given, to the Shareholders entitled to vote, that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of such request. If such notice is not given within twenty (20) days after receipt of such request, the persons calling the meeting may give notice thereof in the same manner provided by these By-Laws.

Section 4.

Notice of Meetings - Reports - Notice of meetings, annual or special, shall be given in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting to Shareholders entitled to vote thereat. Such notice shall be given by the Secretary or the Assistant Secretary, or if there be no such Officer, or in the case of his or her neglect or refusal, by any Director or Shareholder.

Such notices or reports shall be given personally or by mail and shall be sent to the Shareholder's address appearing on the books of the corporation, or supplied by him or her to the corporation for the purposes of the notice.

Notice of any meeting of Shareholders shall specify the place, the day and the hour of meeting, and (1) in case of a special meeting, the general nature of the business to be transacted and no other business may be transacted, or (2) in the case of an annual meeting, those matters which Board at date of mailing, intends to present for action by the Shareholders. At any meetings where Directors are to be elected notice shall include the names of the nominees, if any, intended at date of notice to be presented by management for election.

If a Shareholder supplies no address, notice shall be deemed to have been given if mailed to the place where the principal executive office of the corporation is situated, or published at least once in some newspaper of general circulation in the County of said principal office.

Notice shall be deemed given at the time it is delivered personally or deposited in the mail or sent by other means of written communication. The Officer giving such notice or report shall prepare and file an affidavit or declaration thereof.

When a meeting is adjourned for forty-five (45) days or more, notice of the adjourned meeting shall be given as in case of an original meeting. Save, as aforesaid, it shall not be necessary to give any notice of adjournment or of the business to be transacted at an adjourned meeting other than by announcement at the meeting at which said adjournment is taken.

Section 5.

Waiver of Notice or Consent by Absent Shareholders - The transactions of any meeting of shareholders, however, called and noticed, shall be valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the Shareholders entitled to vote, not present in person or by proxy, sign a written waiver of notice, or a consent to the holding of such meeting or an approval shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance shall constitute a waiver of notice, unless objection shall be made as provided in applicable law.

Section 6.

Shareholders Acting Without a Meeting - Directors - Any action which may be taken at a meeting of the Shareholders, may be taken without a meeting or notice of meeting if authorized by a writing signed by all of the Shareholders entitled to vote at a meeting for such purpose, and filed with the Secretary of the corporation, provided, further, that while ordinarily Directors can be elected by unanimous written consent, if the Directors fail to fill a vacancy, then a Director to fill that vacancy may be elected by the written consent of persons holding a majority of shares entitled to vote for the election of Directors.

Section 7.

Other Actions without a Meeting - Unless otherwise provided for under applicable law or the Articles of Incorporation, any action which may be taken at any annual or special meeting of Shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Unless the consents of all Shareholders entitled to vote have been solicited in writing,

    (1) Notice of any Shareholder approval without a meeting by less than unanimous written consent shall be given at least ten (10) days before the consummation of the action authorized by such approval, and

    (2) Prompt notice shall be given of the taking of any other corporate action approved by Shareholders without a meeting be less than unanimous written consent, to each of those Shareholders entitled to vote who have not consent in writing.

Any Shareholder giving a written consent, or the Shareholder's proxy-holders, or a transferee of the shares of a personal representative of the Shareholder or their respective proxy-holders, may revoke the consent by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the purposed action have been filed with the Secretary of the corporation, but may not do so thereafter. Such revocation is effective upon its receipt by the Secretary of the corporation.

Section 8.

Quorum. The holder of a majority of the shares entitled to vote thereat, present in person, or represented by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business except as otherwise provided by law, by the Articles of Incorporation, or by these By-Laws.
If, however, such majority shall not be present or represented at any meeting of the Shareholders, the Shareholders entitled to vote thereat, present in person, or by proxy, shall have the power to adjourn the meeting from time to time, until the requisite amount of voting shares shall be present. At such adjourned meeting at which the requisite amount of voting shares shall be represented, any business may be transacted which might have been transacted at a meeting as originally notified.

If a quorum be initially present, the Shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action taken is approved by a majority of the Shareholders required to initially constitute a quorum.

Section 9.

Voting. Only persons in whose names the shares entitled to vote stand on the stock records of the corporation on the day of any meeting of Shareholders, unless some other day be fixed by the Board of Directors for the determination of Shareholders of record, and then on such other day, shall be entitled to vote at such meeting.

Provided the candidate's name has been placed in nomination prior to the voting and one or more Shareholders has given notice at the meeting prior to the voting of the Shareholder's votes, every Shareholder entitled to vote at election for Directors of any corporation for profit may cumulate their votes and give one candidate a number of votes equal to the number of Directors to be multiplied by the number of votes to which his or her shares are entitled to, or distribute his or her votes on the same principle among as many candidates as he or she thinks fit.

The candidates receiving the highest number of votes up to the number of Directors to be elected are elected.

The Board of Directors may fix a time in the future not exceeding thirty (30) days preceding the date of any meeting of Shareholders or the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of and to vote at any such meeting, or entitled to receive any such dividend or distribution, or any allotment of rights in respect to any such change, conversion or exchange of shares. In such case only Shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting, to receive dividends, distribution or allotment of rights, or to exercise such rights, as the case may be notwithstanding any transfer of any share on the books of the corporation after any record date fixed as aforesaid. The Board of Directors may close the books of the corporation against transfers of shares during the whole or any part of such period.

Section 10.

Proxies. Every Shareholder entitled to vote, or execute consents, may do so, either in person or by written proxy, executed in accordance with the provisions of applicable law filed with the Secretary of the corporation.

Section 11.

Organization. The President, or in the absence of the President, any Vice President, shall call the meeting of the Shareholders to order, and shall act as Chairman of the meeting. In the absence of the President and all of the Vice Presidents, Shareholders shall appoint a Chairman for such meeting. The Secretary of the corporation shall act as Secretary of all meetings of the Shareholders, but in the absence of the Secretary at any meeting of the Shareholders, the presiding Officer may appoint any person to act as Secretary of the meeting.

Section 12.

Inspectors of Election. In advance of any meeting of Shareholders, the Board of Directors may, if they so elect, appoint inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election be not so appointed, or if any persons so appointed fail to appear or refuse to act, the Chairman of any such meeting may, and on the request of any Shareholder or his or her proxy shall, make such appointment at the meeting in which case the number of inspectors shall be either one (1) or three (3) as determined by a majority of the Shareholders represented at the meeting.

ARTICLE V

Certificates and Transfers of Shares

Section 1.

Certificates for Shares. Certificates for shares shall be in such form and device as the Board of Directors may designate and shall state the name of the record holder of the shares represented thereby; its number; date of issuance; the number of shares for which it is issued; a statement of the rights, privileges, preferences and restriction, if any; a statement as to the redemption or conversion, if any; a statement of liens or restrictions upon transfer or voting, if any; if the shares be assessable or, if assessments are collectible by personal action, a plain statement of such facts.

All certificates shall be signed in the name of the corporation by the Chairman of the Board or Vice Chairman of the Board and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the Shareholder.

Any or all of the signatures on the certificate may be facsimile. In case any Officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate shall have ceased to be that Officer, transfer agent, or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an Officer, transfer agent, or registrar at the date of issuance.
Section 2.

Transfer on the Books. Upon surrender to the Secretary or transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.

Lost or Destroyed Certificates. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and shall, if the Directors so require, give the corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in at least double the value of the stock represented by said certificate, whereupon a new certificate may be issued in the same tender and for the same number of shares as the one alleged to be lost or destroyed.

Section 4.

Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars which shall be an incorporated bank or trust company, either domestic or foreign, who shall be appointed at such times and places as the requirements of the corporation may necessitate and the Board of Directors may designate.

Section 5.

Closing Stock Transfer Books - Record Date. In order that the corporation may determine the Shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect to any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days prior to the date of such meeting nor more than sixty (60) days prior to any other action.

If no record date is fixed; the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the business day next preceding the day on which notice is given or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining Shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is given.

The record date for determining Shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such other action, whichever is later.

ARTICLE VI

Records - Reports - Inspection

Section 1.

Records. The corporation shall maintain, in accordance with generally accepted accounting principles, adequate and correct accounts, books and records of its business and properties. All of such books, records and accounts shall be kept at its principal executive office as fixed by the Board of Directors from time to time.

Section 2.

Inspection of Books and Records. All books and records shall be open to inspection of the Directors and Shareholders from time to time and in the manner provided under applicable law.

Section 3.

Certification and Inspection of By-Laws - The original or a copy of these By-Laws, as amended or otherwise altered to date, certified by the Secretary, shall be shall be kept at the corporation's principal executive office and shall be open to inspection by the Shareholders at all reasonable times during office hours.

Section 4.

Check, Drafts, Etc. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by the Board of Directors.

Section 5.

Contract, Etc. - How Executed. The Board of Directors, except as in the By-Laws otherwise provided, any authorize any Officer or Officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, no Officer, agent or employee shall have any power or authority to bind the corporation by any contract or agreement, or to pledge its credit, or to render it liable for any purpose or to any amount except as may be provided under applicable law.


ARTICLE VII

Annual Reports

Section 1.

Report to Shareholders, Due Date. The Board of Directors shall cause an annual report to be sent to the Shareholders not later than one hundred twenty (120) days after the close of the fiscal or calendar year adopted by the corporation. This report shall be sent at least fifteen (15) days before the annual meeting of Shareholders to be held during the next fiscal year and in the manner specified in Section 4 of the Article IV of these By-Laws for giving notice to Shareholders of the corporation. The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year, accompanied by any report of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the books and records of the corporation.


ARTICLE VIII

Amendments to By-Laws

Section 1.

Amendment by Shareholders. New By-Laws may be adopted or these By-Laws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Articles of Incorporation of the corporation set forth the number of authorized Directors of the corporation, the authorized number of Directors may be changed only by an amendment of the Articles of Incorporation.

Section 2.

Powers of Directors. Subject to the right of the Shareholders to adopt, amend or repeal By-Laws, as provided in Section 1 of this Article VIII, and the limitations, if any, under law, the Board of Directors any adopt, amend or repeal any of these by-laws other than a By-law or amendment thereof changing the authorized number of Directors.

Section 3.

Record of Amendments. Whenever an amendment or new By-law is adopted, it shall be copied in the book of By-Laws with the original By-Laws, in the appropriate place. If any By-law is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or written assent was filed shall be stated in the book.

ARTICLE IX

Corporate Seal


Section 1.
Seal. The corporate seal shall be circular in form, and shall have inscribed thereon the name of the corporation, the date and State of Incorporation.

ARTICLE X

Miscellaneous

Section 1.

Representation of Shares in Other Corporations. Shares of other corporations standing in the name of this corporation may be voted or represented and all incidents thereto may be exercised on behalf of the corporation by the Chairman of the Board, the President or any Vice President and the Secretary or an Assistant Secretary.

Section 2.

Subsidiary Corporations
Shares of this corporation owned by a subsidiary shall not be entitled to vote on any matter. A subsidiary for these purposes is defined as a corporation, the shares of which possessing more than 25% of the total combined voting power of all classes of shares entitled to vote, are owned directly or indirectly through one (1) or more subsidiaries.

Section 3.

Indemnity. Subject to applicable law, the corporation may indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Section 4.

Accounting Year. The accounting year of the corporation shall be fixed by resolution of the Board of Directors.

EXHIBIT 5.1

OPINION REGARDING LEGALITY


                 LAW OFFICES OF AMY L. CLAYTON, ESQ.
                       467 East 535 South #2
                       Springville, Utah 84663
                        ----------------------
                       Telephone: (801) 759-9141
                        E-mail amyesq@sisna.com
                            ---------------

Amy L. Clayton, Esq.


May 31, 2002

Board of Directors
Nikky D. Corporation
8100 West Sahara Avenue, #200
Las Vegas, Nevada 89117

RE: Registration Statement on Form SB-2 for Nikky D. Corporation, a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 2,000,000 shares (the "shares") of the Company's common stock, $.001 par value, to be sold by selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.   The Certificate of Incorporation and By-Laws of the Company;
ii. Resolutions of the Board of Directors authorizing the offering and related matters;
iii. The Registration Statement and the Exhibits thereto; and
iv. Such other matters of law as I have deemed necessary for the expression of the opinion herein contained
In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.


Sincerely yours,

/s/ AMY L. CLAYTON, ESQ.
    -------------------
    AMY L. CLAYTON, ESQ.

Exhibit 10.1

Agreement Management Contract


Agreement date January 2, 2002 by and between Fernando's Mobil
Station, hereinafter referred to as FMS and Nikky D. Corporation, hereinafter referred to as NDC.

Whereas FMS is desirous of hiring NDC to provide consulting services, a Service Station General Manager, and Service Manager.

1. FMS Responsibility- FMS will provide to NDC, A minimum of $2,500.00 per month or 1% of the Gross Sales which ever is greater at the end of the accounting year. It is agreed by both parties, that the $2500.00 monthly fee will be paid no later than the 10th day of the following month. It is further agreed that no later than 30 days after the accounting year, the 1% rate will be calculated. If there are additional funds due from the difference of what was paid and the 1% calculations, it will be due and payable at that time.

2. NDC Responsibility- NDC will provide FMS with a Service Station General Manager, and a Service Station Manager and consulting services.

3. Terms of Agreement. The term of this agreement is perpetual until such time as both parties agree, in writing to terminate it.

4. Confidentiality- NDC agrees that NDC will not divulge or make known to any person, or entity any matters of a confidential nature pertaining to FMS's business.

5. Governing Law. This agreement shall be governed by and constructed under the internal laws and judicial decisions of the State of Arizona applicable to contracts wholly performed therein.

6. Attorney's Fees. If litigation is commenced in connection with this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs.

7. Additional Documents. NDC agrees to duly execute, acknowledge and deliver to FMS any and all agreements and /or other documents necessary or expedient, in FMS's judgment, to carry out and effectuate the purposed and intent of this Agreement.

AGREED:

/S/ Jose F. Garcia                /S/ Glenn Brow
------------------                ------------------
Fernando's Mobil Station          Nikky D. Corporation
Jose F. Garcia                    Glen Brow
                                  President

Exhibit 10.2

Agreement


Agreement dated this 2nd day of January 2002, by and between Nikky D. Corporation, a Delaware Corporation, herein referred to as the "Company" and Jose F. Garcia, herein after referred to as the "Contractor."
1. Independent Contract- The Company hereby engages Contractor to act as a Gasoline Service Station General Manager who shall begin his contract on January 1, 2002, at "Fernando's Mobil Station" located in Sun City West, Arizona, as well as any additional service stations the Company may assign to Contractor.

2. Term of Contract. The term of this contract is for ten (10) years.

3. Remuneration- During the term of this contract, the Company agrees to pay
Contractor:

     a. A minimum fee of $1,000.00 per month based on services provided.

     b. Company will provide Contractor with a company vehicle. The Contractor must provide automobile insurance.

4. Confidentiality- Contractor agrees that Contractor will not divulge or make known to any person or entity any matters of a confidential nature pertaining to the Company's business.

5. Governing Law. This Agreement shall be governed by and construed under the internal laws and judicial decisions of the State of Arizona applicable to contracts wholly performed therein.

6. Attorney's Fees. If any litigation is commenced in connection with this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs.

7. Additional Documents. Contractor agrees to duly execute, acknowledge and deliver to the Company any and all agreements and/or other documents necessary or expedient, in the Company's judgment, to carry out and effectuate the purposed and intent of this Agreement.

AGREED:
/S/ Glen Brow                       /S/ Jose F. Garcia
------------------                  ------------------
Nikky D. Corporation                Jose F. Garcia
Glen Brow President                 Independent Contractor

Exhibit 10.3

Agreement


Agreement dated this 2nd day of January 2002, by and between Nikky D. Corporation, a Delaware Corporation, herein referred to as the "Company" and Maria Victoria Melgar, herein after referred to as the "Contractor."

1. Independent Contract. The Company hereby engages Contractor to act as a Gasoline Service Station General Manager who shall begin her contract on January 1, 2002, at "Fernando's Mobil Station" located in Sun City West, Arizona, as well as any additional service stations the Company may assign to Contractor.

2. Term of Contract. The term of this contract is for ten (10) years.

3. Remuneration. During the term of this contract, the Company agrees to pay
Contractor:

     a. A minimum fee of $1,000.00 per month based on services provided.

     b. Company will provide Contractor with a company vehicle. The Contractor must provide automobile insurance.

4. Confidentiality. Contractor agrees that Contractor will not divulge or make known to any person or entity any matters of a confidential nature pertaining to the Company's business.

5. Governing Law. This Agreement shall be governed by and construed under the internal laws and judicial decisions of the State of Arizona applicable to contracts wholly performed therein.

6. Attorney's Fees. If any litigation is commenced in connection with this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs.

7. Additional Documents. Contractor agrees to duly execute, acknowledge and deliver to the Company any and all agreements and/or other documents necessary or expedient, in the Company's judgment, to carry out and effectuate the purposed and intent of this Agreement.

AGREED:

/S/ Glen Brow                       /S/ Maria Victoria Melgar
------------------                  -------------------------
Nikky D. Corporation                    Maria Victoria Melgar
Glen Brow                               Independent Contractor
President

EXHIBIT 23.1

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNT
         -----------------------------------------------


I consent to (a) the inclusion in the Registration Statement of Nikky D, Corporation, Inc. on Form SB-2 of my report dated May 31, 20002, relating to the financial statements of Nikky D. Corporation as of March 31, 2002, December 31, 2001 and 2000 and (b) the reference to my services in the Registration Statement under the caption "Experts".


/s/ KYLE L. TINGLE, CPA
    ------------------------
    KYLE L. TINGLE, CPA, LLC

Henderson, Nevada
May 31, 2002